Exhibit 99.1

PRO-PHARMACEUTICALS CLOSES $2.1 MILLION OFFERING

Warrant Exercises Generate Additional $1 Million

Newton, Mass. (January 6, 2011) — Pro-Pharmaceuticals, Inc. (OTC: PRWP), the leading developer of therapeutics that target Galectin receptors to treat cancer and fibrosis, today announced that it has closed a private placement for gross cash proceeds of approximately $2,120,000 for shares of its Series C super dividend convertible preferred stock (“Series C preferred stock”).

The Company sold to accredited investors 212 shares of Series C preferred stock, at $10,000 per share, convertible into 2,120,000 shares of common stock at an above market price of $1.00 per share. The Company may require conversion when the trading price of its common stock is not less than $3.00 for at least 15 trading days. The terms of the Series C preferred stock provide for a dividend payable, at the Company’s election, in cash or common stock at the greater of 6% or, calculated by reference to the number of shares sold, 0.53% of the net sales of DAVANAT® until cumulative dividends paid are equal to each holder’s investment. At that time, the dividend will be paid at the rate of 0.265% of the net sales of DAVANAT® until the holder has received, from all dividends, 10 times the original investment. No warrants were issued in this offering.

In addition, subsequent to filing the Third Quarter Form 10-Q on November 12, 2010, the Company has issued approximately 1.8 million shares of common stock for the exercise of common stock warrants, resulting in cash proceeds of approximately $1 million. As a result, the Company’s cash position at January 5, 2011, was approximately $6.3 million.

“The improvement in our balance sheet is another indication of the positive secular turn in fundamental dynamics that have been achieved over the past 12 months. This funding will enable us to accelerate the development of our Phase III clinical trial for DAVANAT® in the U.S. and Europe, and the development of our liver fibrosis compounds underway in collaboration with Mount Sinai School of Medicine, a world leader in liver research,” said Theodore Zucconi, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals.

“The funding also will support operations as we transition to revenue from sales of DAVANAT® in South America in the second half of 2011, pending regulatory approval there. The funding also allows us to pursue partnering opportunities with pharmaceutical and biotech companies to commercialize DAVANAT® and our fibrosis compounds domestically and internationally,” stated Zucconi.

The offer and sale of the shares of Series C preferred stock, including the shares of common stock issuable upon conversion of the Series C preferred stock, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For additional information, please see our Form 8-K current report filed today with the Securities and Exchange Commission.

About Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals, OTC: PRWP, the leader in the field of Galectin therapeutics, is engaged in the discovery, development and commercialization of therapeutics that target Galectin receptors for advanced treatment of cancer and fibrosis. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy drugs. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; and uncertainties as to financing the Company. More information about those risks and uncertainties is contained in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.